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                                                                  Exhibit (a)(5)

  This announcement is neither  an offer to purchase  nor a solicitation of an  offer to  sell Shares  (as defined  below). The  Offer (as  defined below) is made solely by the Offer to Purchase, dated April 4,  2001
      (the "Offer to Purchase"), and  the related Letter of Transmittal and is  being made to all  holders of Shares. The Offer  is not being made  to (nor  will  tenders be  accepted from  or  on behalf of) holders of Shares in any jurisdiction in which
           the  making  of the  Offer  or  the acceptance  thereof
             would not be  in compliance  with the  laws of  such
              jurisdiction  or any  administrative  or judicial
               action  pursuant thereto.  In any  jurisdiction
                 where securities,  blue  sky or  other  laws
                  require  the  Offer   to  be  made  by  a
                   licensed  broker or  dealer, the  Offer
                     shall be deemed to be made on behalf
                      of  the   Purchaser  (as  defined
                       below)  by Deutsche  Banc Alex.
                         Brown  Inc.   (the   "Dealer
                          Manager") or  one or more
                           registered  brokers  or
                             dealers     licensed
                             under  the  laws  of
                             such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                         Interact Commerce Corporation
                                       at
                              $12.00 Net Per Share
                                       by
                            Isaiah Acquisition Corp.
                          a wholly owned subsidiary of
                               The Sage Group plc

  Isaiah Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of The Sage Group plc, a company organized under the laws of England ("Parent"), is offering to purchase all of the issued and outstanding shares of common stock ("Common Stock"), par value $.001 (the "Shares"), of Interact Commerce Corporation, a Delaware corporation (the "Company"), at a price of $12.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of the Dealer Manager, MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), and Mellon Investor Services LLC, which is acting as the Depositary (the "Depositary"). The Purchaser is offering to acquire all Shares as a first step in acquiring the entire equity interest in the Company. Following consummation of the Offer, the Purchaser intends to effect the merger described below.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MAY 2, 2001, UNLESS THE OFFER IS
  EXTENDED.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 27, 2001 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company, pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger of the Purchaser with and into the Company, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than shares held by Parent, the Purchaser or any other wholly owned subsidiary of Parent) will be canceled and retired and converted into the right to receive $12.00 per Share or any higher price per share of Common Stock paid in the Offer (such price being referred to herein as the "Offer Price"), in cash payable to the holder thereof without interest.
  The Board of Directors of the Company has unanimously determined that each of the Merger Agreement, the Offer, the Merger, the Option Agreement (as defined below) and the Shareholders Agreement (as defined below) is fair to and in the best interests of the shareholders of the Company, and unanimously recommends that the shareholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.
  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, when added to the Shares then beneficially owned by Parent and the Purchaser, if any, represents at least a majority of the Shares outstanding on a fully diluted basis (without giving effect to Shares issuable under the Option Agreement on the date of purchase (the "Minimum Condition"), the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder and any comparable provisions under any pre-merger notification laws or regulations of foreign jurisdictions, and the other conditions set forth in the Offer to Purchase. As used herein, "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock, but without giving effect to Shares issuable under the Option Agreement described below.
  As a condition and inducement to Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, certain shareholders of the Company (each, a "Shareholder"), who hold dispositive power with respect to 2,604,967 Shares, concurrently with the execution and delivery of the Merger Agreement entered into a Shareholders Agreement (the "Shareholders Agreement"), dated as of March 27, 2001, with Parent and the Purchaser. Pursuant to the Shareholders Agreement, the Shareholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger with respect to such Shares upon the terms and subject to the conditions set forth in the Shareholders Agreement. In addition, in the Shareholders Agreement, each Shareholder has granted Parent an option (the "Shareholder Option") to purchase all Shares beneficially owned or controlled by such Shareholder as of the date of the Shareholders Agreement, or beneficially owned or controlled by such Shareholder at any time thereafter (including, without limitation, by way of exercise of options, warrants or other rights to purchase Common Stock), subject to certain conditions.
  As a condition and further inducement to Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, concurrently with the execution and delivery of the Merger Agreement, Parent and the Company entered into a Stock Option Agreement (the "Option Agreement"), dated as of March 27, 2001, pursuant to which, among other things, the Company has granted Parent an option (the "Option") to purchase up to 4,052,174 newly issued shares of Common Stock at a purchase price per share of $12.00, subject to certain conditions.
  For the purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and
 (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. Except as otherwise provided in the Offer to Purchase, tenders of Shares are irrevocable. Except as provided below with respect to a Subsequent Offering Period, Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may, as described in Section 4 of the Offer to Purchase, also be withdrawn at any time after June 3, 2001.
  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date (as defined below).
  Pursuant to Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and subject to the terms of the Merger Agreement, the Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three to twenty business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser would promptly purchase and pay for all Shares tendered at the same price paid in the Offer.
  The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, May 2, 2001, unless and until the Purchaser, in accordance with the terms of the Offer, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
  Subject to the terms of the Merger Agreement, the Purchaser may, from time to time, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and
 (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.
  The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
  The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.
  The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the offer.
  Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager at the respective addresses and telephone numbers set forth below, and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                        [DEUTSCHE BANC ALEX.BROWN LOGO]
                         Deutsche Banc Alex. Brown Inc.
                               31 W. 52nd Street
                               New York, NY 10019
                         Call Toll-Free (800) 334-2640

 April 4, 2001